Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 1, 2013, except for Note 15 as to which the date is November 13, 2013, with respect to the consolidated financial statements included in this Current Report of Energy Transfer Equity, L.P. on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statements of Energy Transfer Equity, L.P. on Form S-3 (File No. 333-146300) and on Form S-8 (File No. 333-146298).

/s/ GRANT THORNTON LLP
Dallas, Texas
November 13, 2013